EXHIBIT 99.1

Question and Answer Portion of the
National Penn Bancshares, Inc. 2nd Quarter 2008
Earnings Conference
Thursday, July 16, 2008 – 1:00 p.m. ET

Glenn Moyer; National Penn Bancshares; President & CEO
Scott V. Fainor, National Penn Bancshares; SEVP & COO
Michael Reinhard; National Penn Bancshares; GEVP & CFO
Michelle H. Debkowski; National Penn Bancshares; EVP & IR Officer

QUESTIONS AND ANSWER SEGMENT

Michelle Debkowski:  Thank you, Glenn.  We had several questions presented during the Webcast.  Mike, I am going to begin with you.  Mike, we’ve received a few questions on our investment portfolio, specifically the limited quarter increase in held-to-maturity securities.  Also, what is the difference between amortized cost and the fair value of the CDOs held in the securities portfolio?

Michael Reinhard:  Before I start talking about CDOs, I would like to correct a misstatement during our prepared comments.  We mistakenly said that the rating of the synthetic CDO was AA minus.  In actuality, the rating is AA.  I would also like to reiterate an answer to the questions received on the fact that during the second quarter we moved the CDOs to held-to-maturity.  As stated, that action mitigates the risk to capital of future negative fair value marks.  Concerning the entire held-to-maturity portfolio at March 31, 2008, the book value was $271.4 million, the fair value was $269.4 million, and the difference therefore was $2 million.  At June 30, 2008 the book value of the entire held-to-maturity portfolio was $406.7 million, the fair value was $371.8 million and therefore the difference at that time was $34.9 million.

Michelle Debkowski:  Thank you, Mike.  Scott, can you provide some details on the construction portfolio and any weakness you are seeing?  And also, have business conditions, particularly in construction lending, changed since the end of the second quarter?

Scott Fainor:  Michelle, I can answer that.  Our residential construction portfolio consists of $242 million in commitments and $158 million in outstandings.  The portfolio today is performing satisfactorily; however, we continue to monitor this portfolio very closely, as the home sales pace is down across our market.  The investment in commercial construction portfolio is $176 million in commitments with $113 million in outstandings and is performing well.  Economic growth in the areas that National Penn Bank operates remains slow but steady, while the housing market continues to suffer from weaker macro-economic trends.  Housing in the entire region is still holding up better then the national averages; employment growth and economic growth is slower but still stronger than those national trends.  We continue to keep monitoring all of this data and other trends very closely within this economy.

Michelle Debkowski:  Thank you, Scott.  How does National Penn compare in the industry in regard to commercial loans?

Scott Fainor:  Commercial loans represent approximately two-thirds of our total loan portfolio or $4.07 billion.  The portfolio is performing well with a delinquency rate of 23 basis points at 6/30/2008.  The portfolio has a non-accrual rate of just 36 basis points.  So our portfolio performance is at or better than our peers’ performance.

Michelle Debkowski:  Mike, the 24% tax rate was a bit below expectations.  What should we assume for an effective tax rate in the second half?

Michael Reinhard:  We believe that our effective tax rate for the second half of the year should be similar to the first half of the year.

Michelle Debkowski:  Scott, what’s the latest on deposit pricing trends in your markets and the aggressiveness of the de novo banks?

Scott Fainor:  As we commented in the presentation, pricing continues to vary and it is a very competitive marketplace around deposit pricing and liquidity needs.  We continue at National Penn to focus on relationship banking and core deposit profitability.  Our multiple products and the cross-selling to our customers is what we are focusing on as a top priority.

Michelle Debkowski:  Scott, is the watch list still around 3% of loan?

Scott Fainor:  Yes.  At 6/30/08, it was 3.04% of outstandings.

Michelle Debkowski:  And, are there any credit problems emerging at Christiana or KNBT?

Scott Fainor:  Like all of our portfolio some problem assets are emerging, but nothing extraordinary or unusual.  The one or two situations at Christiana Bank and Trust do not involve material dollars at the holding company level.

Michelle Debkowski:  And, with regard to the Christiana and KNBT integrations, of the $30 million in targeted cost saves, how much has been achieved to-date and how are those integrations progressing?

Scott Fainor:  As we stated in our presentation, we are on track towards achieving our $26.2 million of merger-related cost savings, of which, as I stated back when we announced the merger on September seventh of 2007, 75% would be achieved in the first 12 months and the remaining 25% in the second 12 months, and we are on track to achieve those cost savings.

Michelle Debkowski:  Thank you, Scott.  Mike, have you analyzed potential outcomes of possible OTTI (other-than-temporary impairment) charges and what is the likelihood that additional capital will need to be raised?

Michael Reinhard:  Our analysis includes a capital stress test.  Based on what we know today, we believe that we have sufficient capital on hand to absorb potential other-than-temporary-impairment charges.  Keep in mind that if the credit quality of our CDO investments reduces to the point where an OTTI charge would be necessary, that would occur on a bond-by-bond basis and therefore the charges, if necessary, would be spread over time.  They would not necessarily occur all at once.

Michelle Debkowski:  Mike, turning to net interest margin (NIM), how much of the net interest margin expansion was associated with the acquisitions, and for NIM going forward, how much re-pricing do you expect on the deposit side?  Also, please discuss the impact that the purchase accounting adjustments had on the net interest margin.

Michael Reinhard: In our prepared comments we reported that the impact to NIM from our fair value accounting was 19-basis points, and going forward, absent the impact of the KNBT fair value marks, we would expect that NIM will remain relatively steady for the remainder of the year.

Michelle Debkowski:  And we had one final question.  Glenn, this one is for you.  Will the Phillies hang on and win the pennant this season?

Glenn Moyer:  Well, I'm glad to get a question to answer.  I continue to hope for a Phillies/Red Sox World Series and that falls in the category of anything is possible.  I must say I'm encouraged by the Phillies’ position coming out of the All-Star Break.

Michelle Debkowski:  Thank you, this concludes our presentation.  We appreciate you all joining us.